Exhibit 99.1
COMMERCIAL METALS COMPANY SELLS $500,000,000
OF SENIOR UNSECURED NOTES
     Irving — August 4, 2008 — Commercial Metals Company (NYSE: CMC), headquartered in Irving, Texas, announced today that it has sold $500 million principal amount of Senior Unsecured Notes due 2018. The Notes have a coupon rate of 7.35% and were sold at the offering price of $998.28 for each $1,000 of principal to yield 7.374% to maturity. In anticipation of the offering, the Company entered into a hedge transaction based on then existing Treasury rates which had the effect of reducing the Company’s effective interest rate cost on the Notes to approximately 7.29%. The Notes were assigned a Baa2 rating by Moody’s Investors Service, Inc. and Standard & Poor’s assigned a BBB rating.
     The Company intends to use the net proceeds from the offering to repay its 6.75% notes due February 15, 2009, to repay commercial paper including that incurred to fund the purchase price of recently completed acquisitions, to fund the purchase price of future acquisitions and for general corporate purposes.
     Banc America Securities LLC and J.P. Morgan Securities Inc. acted as joint book-running managers on the transaction.
     Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic international markets.
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Contact:	Debbie Okle Director, Public Relations 214.689.4354